Exhibit 99.2

DJO Finance LLC

Unaudited Segment Information

In the second quarter of 2010, we changed how we report our segmented financial information to senior management.  Prior to the second quarter of 2010, our Bracing and Supports and Recovery Sciences businesses were reported together within the Domestic Rehabilitation Segment.  During the second quarter, as a result of our recent sales and marketing leadership reorganization, these businesses are now separately evaluated and managed.  Segment information for all periods presented has been restated to reflect this change.  Our restated segments are as follows (in thousands):

	Year Ended			Three Months Ended
	Dec. 31, 2007 (See Note 1)	Dec. 31, 2008	Dec. 31, 2009	March 28, 2009	June 27, 2009	Sept. 26, 2009	Dec. 31, 2009	April 3, 2010
Net sales:
Bracing and Supports	$42,096	$295,967	$298,759	$68,047	$74,789	$76,388	$79,535	$75,016
Recovery Sciences	231,466	338,592	342,026	79,157	84,816	85,794	92,259	84,204
Surgical Implant	57,492	61,597	63,877	15,303	16,378	15,416	16,780	16,962
International	133,757	252,313	241,464	55,146	59,129	58,588	68,601	63,894
	$464,811	$948,469	$946,126	$217,653	$235,112	$236,186	$257,175	$240,076

Gross profit:
Bracing and Supports	$22,333	$155,021	$168,009	$36,874	$41,728	$44,146	$45,261	$41,361
Recovery Sciences	144,759	248,719	257,466	59,314	64,471	64,377	69,304	62,611
Surgical Implant	46,172	50,469	49,799	11,898	12,864	11,779	13,258	13,462
International	70,225	151,901	137,142	31,505	34,706	32,434	38,497	37,729
Expenses not allocated to segments and eliminations	(3,876)	(7,818)	(5,009)	(938)	(813)	(2,589)	(669)	(2,441)
	$279,613	$598,292	$607,407	$138,653	$152,956	$150,147	$165,651	$152,722

Operating income (loss):
Bracing and Supports	$(5,687)	$53,776	$70,805	$12,628	$18,262	$20,687	$19,228	$15,635
Recovery Sciences	17,459	84,780	107,157	21,114	27,133	27,715	31,195	25,013
Surgical Implant	11,656	12,815	12,955	2,460	3,717	2,805	3,973	2,748
International	9,422	55,295	49,051	10,063	12,868	10,625	15,495	15,318
Expenses not allocated to segments and eliminations	(74,687)	(173,325)	(161,111)	(33,146)	(42,962)	(38,274)	(46,729)	(41,143)
	$(41,837)	$33,341	$78,857	$13,119	$19,018	$23,558	$23,162	$17,571

Note 1.  Pro Forma Information — The following unaudited pro forma net sales results for the year ended December 31, 2007 give effect to 2007 acquisitions including, DJO Opco, IOMED, PMI, Endeavor and Saunders as if they had been completed as of January 1, 2007 (for 2007 results). In addition, the unaudited pro forma amounts exclude net sales of the Empi Therapy Solutions catalog business which we sold and reported as a discontinued operation during 2009.

Pro forma Dec. 31, 2007
Pro Forma Net Sales:
Bracing and Supports	$293,879
Recovery Sciences	327,072
Surgical Implant	57,492
International	219,542
$897,985

These pro forma amounts are not necessarily indicative of the operating results that would have occurred if these transactions had been completed as of January 1, 2007.  The pro forma adjustments are based on currently available information and certain assumptions that we believe are reasonable.

- more -

A description of the operations included within each segment is as follows:

Bracing and Supports Segment

Our Bracing and Supports Segment, which generates its revenues in the United States, offers our DonJoy, ProCare and Aircast products, including rigid knee bracing, orthopedic soft goods, cold therapy products, and vascular systems.  This segment also includes our OfficeCare business, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients.

Recovery Sciences Segment

Our Recovery Sciences Segment, which generates its revenues in the United States, is divided into four main businesses:

•                  Empi.  Our Empi business unit offers our home electrotherapy, iontophoresis, and home traction products. We primarily sell these products directly to patients or to physical therapy clinics. For products sold to patients, we arrange billing to the patients and their third party payors.

•                  Regeneration.  Our Regeneration business unit primarily sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

•                  Chattanooga.  Our Chattanooga business unit offers products in the clinical rehabilitation market in the categories of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (“CPM”) devices and dry heat therapy.

•                  Athlete Direct.  Our Athlete Direct business unit offers our Compex electrostimulation device to consumers, which range from people interested in improving their fitness to competitive athletes, to assist in athletic training programs through muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant Segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International Segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

###